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                                                                      EXHIBIT 99

                        OSI PHARMACEUTICALS, INC. ADOPTS
                     A NEW SHAREHOLDERS RIGHTS PLAN, REDEEMS
                 RIGHTS UNDER THE OLD SHAREHOLDERS RIGHTS PLAN,
                 AND TERMINATES THE OLD SHAREHOLDERS RIGHTS PLAN


      UNIONDALE, NEW YORK -- JUNE 25, 1999 -- OSI Pharmaceuticals, Inc. (Nasdaq:OSIP) announced today that it has approved a new shareholders rights plan (the "Preferred Stock Plan"), authorized the redemption of the rights (the "Existing Rights") issued pursuant to the Company's existing shareholders rights plan (the "Existing Rights Plan") subject to certain conditions, and authorized the termination of the Existing Rights Plan following the redemption of the Existing Rights.

      The Preferred Stock Plan is a more traditional form of shareholders rights plan than the Existing Rights Plan, in that it utilizes preferred stock as the security which the rightsholder would acquire upon initial exercise of the rights issued pursuant to it. Because the Existing Rights Plan was adopted before the Company was authorized to issue preferred stock, the Existing Rights Plan provided that a "Unit," comprised of a fractional share of common stock and a corporate note, would be the security which the rightsholder would acquire upon initial exercise of the rights issued pursuant to the Existing Rights Plan. On March 24, 1999, the Company's stockholders approved the amendment of the Company's Certificate of Incorporation to authorize the issuance of up to 5,000,000 shares of preferred stock as the Board of Directors may from time to time determine. As discussed in the Company's 1999 proxy statement, if the stockholders authorized the issuance of preferred stock, the Board of Directors contemplated utilizing a portion of the shares so authorized in connection with the Existing Rights Plan to make it a more traditional plan. The approval of the Preferred Stock Plan, the redemption of the Existing Rights and the termination of the Existing Rights Plan are intended to accomplish such objective.

      These actions are also designed to ensure that the Company and its stockholders will continue to have the protections offered by a shareholders rights plan without interruption. Rights (the "New Rights") will be issued under the Preferred Stock Plan before the Existing Rights are redeemed and the Existing Rights Plan is terminated. If, prior to the issuance of the New Rights, any person, entity or group of persons or entities ("Person") were to commence or announce the commencement of a tender or exchange offer which would result in such Person becoming an Acquiring Person (as defined in both the Existing Plan and the Preferred Stock Plan), or if any Person were to become an Acquiring Person (each a "Triggering Event"), the Existing Rights, with their "flip-in" and "flip-over" rights would still be outstanding. Additionally, the Preferred Stock Plan provides that holders of the New Rights would be entitled to "flip-in" and "flip-over" rights even if the New Rights are issued after a Triggering Event, and the New Rights may not be redeemed if a Triggering Event occurs prior to their issuance.
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      The Preferred Stock Plan was not approved in response to any specific proposal or inquiry to acquire control of OSI, and the Company's directors are not aware of any such contemplated takeover activity.

      OSI will distribute New Rights to all stockholders of record on July 23, 1999. As with the Existing Rights, the New Rights are exercisable only if: (1) a Person acquires 17.5% or more of the Company's common stock other than through an offer for all shares of the common stock at a price and on terms determined by the Board of Directors to be fair to all stockholders, or (2) a Person commences a tender or exchange offer for 17.5% or more of the Company's common stock.

      If a Person should acquire 17.5% or more of the Company's common stock, the New Rights will be modified automatically to entitle the rightsholders (other than the acquiring Person) to purchase shares of OSI common stock at a 50% discount for the then market value ("flip-in" rights). In addition, if OSI is acquired in a merger or other transaction after a Person has acquired 17.5% or more of the Company's common stock, the rightsholders (other than such Person) will be entitled to purchase shares of common stock of the surviving company at the same discount from market value ("flip-over" rights).

      Initially, the New Rights will be represented by existing OSI stock certificates. Should the New Rights become exercisable, the Company will issue separate right certificates to all holders.

      OSI can redeem the New Rights at any time before (but not after) a Person has acquired 17.5% or more of the Company's common stock as described above. If not redeemed prior to May 1, 2009, the rights will expire on that date.

      The Existing Rights will be redeemed at the close of business on July 23, 1999 (the "Redemption Time") from all holders of record of such Existing Rights at the Redemption Time, provided no Triggering Event has occurred prior to such time and subject to certain other conditions. Pursuant to the terms of the Existing Plan, the Redemption Price is $0.001 per Existing Right. Upon the redemption of the Existing Rights, the Existing Rights Plan will be terminated.

      A Form 8-K describing the Preferred Stock Plan, redemption of the Existing Rights and termination of the Existing Rights Plan will be filed with the Securities and Exchange Commission. The Form 8-K will include a copy of the Rights Agreement containing the full terms of the Preferred Stock Plan as an exhibit. A detailed summary of the terms of the Preferred Stock Plan will be mailed to each stockholder of record on July 23, 1999.

      OSI Pharmaceuticals is a leading drug discovery company with a substantial pipeline of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics and diagnostics, cosmeceuticals, and anti-infectives. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule
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compounds in more than 40 research and development programs. OSI is involved in long-term research alliances with Pfizer, Novartis, Hoechst Marion Roussel, Sankyo, and Bayer.

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the completion of clinical trials, the FDA review process and other governmental regulation, a pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.


               For additional information on OSI Pharmaceuticals,
                         please visit OSI's website at:
                               http://www.osip.com

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